EXTENSION AGREEMENT

This EXTENSION AGREEMENT (this “Agreement”) is made as of June 3, 2014 by and among MILLER ENERGY RESOURCES, INC., a Tennessee corporation (the “Company”), and DAVID J. VOYTICKY (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, made as of July 29, 2013 (the “Existing Employment Agreement”), which terminates on July 29, 2014 (the “Contract Expiration Date”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company intends to conduct a detailed review of the Company’s compensation and employment practices and the terms of employment with respect to Company executives (the “Committee Review”);

WHEREAS, in advance of the completion of the Committee Review, the Company wishes to extend the employment period for a minimum of 12 months beyond the Contract Expiration Date;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.    Extension of Employment Period. The Company agrees to continue to employ Executive as “President,” with the duties and responsibilities as are reasonably associated with such position and consistent with Executive’s past service, for the period beginning immediately upon the expiration of the Existing Employment Agreement Employment and ending on July 29, 2015, or such later date as the parties may agree to (such period being the “Extension Period”). As President, the Executive shall report to the Company’s Chief Executive Officer.

     2.    Compensation and Benefits. During the Extension Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations as President, a salary at the rate of not less than $500,000 per annum, payable in accordance with the Company’s normal payroll practices. During the Extension Period, Executive shall be entitled to (i) vacation time for each calendar year and such paid sick leave as are in accordance with the normal Company policies and practices in effect from time to time for senior executives, and (ii) participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

3.    Other Term of Employment. Upon completion of the Committee Review, the Company may, at its discretion, propose additional terms of employment to Executive, provided that any such terms shall include a proposed salary of not less than $500,000 per annum and an employment period ending no sooner than July 29, 2015.

     4.    Resignation and Termination for Cause. Notwithstanding Section 2 above, the Executive may resign and the Company may terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s commission of (A) any violation of law, (B) any breach of fiduciary duty or act of negligence or malfeasance, or (C) any act of dishonesty, fraud or misrepresentation, in each case under these clauses (A), (B) or (C) which the Board reasonably determines has or may be expected to have a material detrimental impact on the Company’s business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(ii) Executive’s commission of any other act of moral turpitude injurious to the Company, which the Board in its sole discretion determines has or may be reasonably expected to have a detrimental impact on the Company’s business or operations or would prevent Executive from effectively performing his duties under this Agreement;

(iii) a breach by Executive of any obligations or covenants contained in this Agreement as determined by the Board in its sole discretion;

(iv) a failure by Executive to discharge his duties, responsibilities and obligations under this Agreement, or a failure to follow the directives of the Board, as determined by the Board in its sole discretion; and

(v)    the death or Disability of the Executive.

For purposes of the foregoing, “Disability” means a physical or mental illness, injury, infirmity or other incapacity, as determined by a physician selected by the Board, which renders Executive unable to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days.

5.    Effect of Termination. In the event the Executive resigns or is terminated by the Company for Cause, the Company shall be under no obligation to make any payment of salary or other amounts otherwise payable under this Agreement or in connection with Executive’s employment which arise after the date of such termination. If the Executive is terminated by the Company without Cause, the Executive shall be entitled to continue to collect his salary payable in accordance with this Agreement, which shall continue to be paid in accordance with the Company’s normal payroll practices.

6.    Entire Agreement. This Agreement constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

7.    Agreement and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

8.    Unenforceability, Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

9.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

10.    Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Knox County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or in connection with Executive’s employment and waives any objection to venue in Knox County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or in connection with Executive’s employment.

     11.    Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or by electronic transmission in format capable of accurately reproducing a manual signature shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MILLER ENERGY RESOURCES, INC.

By: /s/ Scott M. Boruff
Name:     Scott M. Boruff
Title:     Chief Executive Officer

/s/ David J. Voyticky
David J Voyticky